EXHIBIT 10.01
November 27, 2006
Mr. Werner Widmann
Multek Multilayer GmbH & Co. KG
Herrenberger Str. 110
Boeblingen 71034, DE
Amendment to Award Agreement
Dear Werner:
     This letter amends the Award Agreement for Werner Widmann Deferred Compensation Plan between you and Multilayer Technology GmbH & Co. KG (the “Company”), dated July 22, 2005, as modified or amended by any addenda thereto (the “Original Agreement”). Except where the context indicates otherwise, capitalized terms used in this letter will have the same meanings that they are given in the Original Agreement. By countersigning this letter, you agree that the terms of the Original Agreement shall be amended as follows:
     (1) As soon as practical after the execution of this letter by you and the Company, the Company will make an additional contribution to your Bonus Account in an amount sufficient to cause the balance of your Bonus Account, immediately after the contribution, to equal US$3,000,000 (based upon the prevailing exchange rate for Euros on our about the day the contribution is made as determined by the Company).
     (2) You will not be entitled to any additional Incentive Bonus apart from the contribution described in (1), above. In particular, you will not earn an Incentive Bonus on July 1st of 2007 or any subsequent July 1st.
     (3) In lieu of the vesting schedule for your Bonus Account set forth in the Original Agreement, your Bonus Account will vest as follows (assuming, in each case, that you remain continuously employed with the Company through the applicable date): Ten percent (10%) of the balance of your Bonus Account will vest on July 1, 2007; an additional fifteen percent (15%) will vest on July 1, 2008; an additional twenty percent (20%) will vest on July 1, 2009; an additional twenty-five percent (25%) will vest on July 1, 2010; and the remaining thirty percent (30%) will vest on July 1, 2011.
     (4) The vesting provisions in the Original Agreement relating to Change of Control will be adjusted for the new vesting schedule, and will otherwise remain unchanged. Accordingly, upon a Change of Control, if you are still employed with the Company you will be deemed to have vested in that percentage of any unvested portion of the Deferred Account equal to the number of complete months during which you have remained continuously employed with the company during the six-year period from July 1, 2005 through July 1, 2011 divided by 72. Any portion of your Bonus Account that remains unvested after a Change of Control shall

Mr. Werner Widmann
November 27, 2006

continue to vest in accordance with the vesting schedule described above. For example, if a Change of Control occurs on January 1, 2007, and you are still employed with the Company, 25% of your unvested account balance will vest on the Change of Control; 10% of the 75% portion of your Bonus Account that remained unvested immediately after the Change of Control will vest on the July 1, 2007 (so that 32.5% will then be vested); 15% of the 75% portion of your Bonus Account that remained unvested on January 1, 2007 will vest on July 1, 2008 (so that 43.75% will then be vested); and so on. If, instead, a Change of Control occurs on July 1, 2008, and you are still employed with the company, 25% of your account will have vested prior to the Change of Control; 37.5% of the your account balance will vest on the Change of Control (36/72 times your 75% unvested account balance) so that 62.5% of your account balance will be vested; on July 1, 2009, an additional 10% will vest (20% originally scheduled vesting divided by 75% remaining vesting immediately prior to Change of Control times 37.5% unvested account balance immediately after Change of Control) so that a total of 72.5% will be vested; on July 1, 2010, an additional 12.5% will vest (25% originally scheduled vesting divided by 75% remaining vesting immediately prior to Change of Control times 37.5% unvested account balance immediately after Change of Control) so that 85% will be vested; and on July 1, 2011, an additional 15% will vest (30% originally scheduled vesting divided by 75% remaining vesting immediately prior to Change of Control times 37.5% unvested account balance immediately after Change of Control) so that 100% of your account balance will be vested.
     (5) As under the Original Agreement, as soon as practical following termination of your employment with the Company for any reason, the Company will pay you an amount equal to the product of (a) the vested percentage of your Bonus Account and (b) the account balance of the Bonus Account on the date of payment (net of applicable withholding taxes, if any); and the remaining portion of your Bonus Account will be terminated and forfeited for no consideration. For example, if your employment is terminated before the July 1, 2007, the entire amount of your Bonus Account will be forfeited; and if your employment is terminated on or after the July 1, 2007 but before July 1, 2008, the Company will pay you an amount equal to 10% of the account balance of the Bonus Account as of the date of payment (net of any applicable withholding taxes), and the remaining amount of your Bonus Account will be forfeited. These examples assume that no Change of Control occurs at any relevant time, and that your employment is not terminated by reason of death.
     Except as specifically amended in this letter, the provisions of the Original Agreement will remain in effect.
     By signing below, you represent that you have read and understand this letter and agree to the terms set forth in this letter. You further confirm your agreement to waive and release the Company, its agents and attorneys from any claims and liabilities in connection with the design and implementation of the Incentive Bonus, selection of the investment manager, selection of the Funds by the Company, investment decisions with respect to the Bonus Account, any decrease in the value of the Bonus Account, and personal tax consequences with respect to the Incentive Bonus.

Mr. Werner Widmann
November 27, 2006

Sincerely,
Multilayer Technology GmbH & Co. KG

By:	/s/ Thomas J. Smach
Thomas J. Smach

By:	/s/ Michael McNamara
Michael McNamara

Accepted and agreed on this 27 day of November, 2006.

/s/ Werner Widmann
Werner Widmann